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                                                                    EXHIBIT 99.2



                                DOCUMENTUM, INC.





                                  $125,000,000

                        4-1/2% CONVERTIBLE NOTES DUE 2007





                               PURCHASE AGREEMENT

April 1, 2002



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                                                        April 1, 2002


UBS Warburg LLC
   as Initial Purchaser
1285 Avenue of the Americas
New York, NY  10019

Dear Sirs and Mesdames:

      Documentum, Inc., a Delaware corporation (the "COMPANY") proposes to issue and sell to UBS Warburg LLC (the "Initial Purchaser") $125,000,000 principal amount of its 4-1/2% Convertible Notes due 2007 (the "FIRM SECURITIES") pursuant to the terms and conditions stated herein. The Company also proposes to issue and sell to the Initial Purchaser not more than an additional $18,750,000 principal amount of its 4-1/2% Convertible Notes due 2007 (the "ADDITIONAL SECURITIES") if and to the extent that you shall have determined to exercise the right granted in Section 2 hereof. The Firm Securities and the Additional Securities are hereinafter collectively referred to as the "SECURITIES". The Securities shall be issued under an Indenture dated as of April 5, 2002 (the "INDENTURE") between the Company and Wilmington Trust Company, as Trustee (the "TRUSTEE"). The Securities will be convertible into shares of Common Stock (par value $0.001) (the "UNDERLYING SECURITIES").

      The Company proposes to issue and sell the Securities to the Initial Purchaser pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended (the "SECURITIES ACT"), with the understanding that the Initial Purchaser shall then offer and sell the Securities to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act or in offshore transactions in reliance on Regulation S under the Securities Act ("REGULATION S").

      The Initial Purchaser and its direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement dated as of the date hereof between the Company and the Initial Purchaser (the "REGISTRATION RIGHTS AGREEMENT").

      In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum (the "PRELIMINARY MEMORANDUM") and will prepare a final offering memorandum (the "FINAL MEMORANDUM" and, with the Preliminary Memorandum, each an "OFFERING MEMORANDUM") including or incorporating by reference a description of the terms of the Securities, the terms of the offering and a description of the Company. As used herein, the term "Offering Memorandum" shall include in each case the documents incorporated by reference therein. The terms "SUPPLEMENT", "AMENDMENT" and "AMEND" as used herein with respect to either Offering Memorandum shall include all


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documents deemed to be incorporated by reference in the Preliminary Memorandum or Final Memorandum that are filed subsequent to the date of such Offering Memorandum with the Securities and Exchange Commission (the "COMMISSION") pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

      1. Representations and Warranties. The Company represents and warrants to, and agrees with, the Initial Purchaser that:

            (a) 1) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in either Offering Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder and (ii) the Preliminary Memorandum does not contain and the Final Memorandum, in the form used by the Initial Purchaser to confirm sales and on the Closing Date (as defined in Section 4), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in either Offering Memorandum based upon information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use therein.

            (b) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in each Offering Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, properties, financial condition or results of operation of the Company and the subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT").

            (c) Each subsidiary of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in each Offering Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and



                                       2
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      are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims.

            (d) This Agreement has been duly authorized, executed and delivered by the Company.

            (e) The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Final Memorandum.

            (f) The shares of common stock outstanding prior to the issuance of the Securities have been duly authorized and are validly issued, fully paid and non-assessable. As of December 31, 2001, the Company had a capitalization as set forth under the column heading entitled "Actual" in the section of each Offering Memorandum entitled "Capitalization" and, as adjusted to give effect to the offering of the Firm Securities and the application of the net proceeds therefrom as described in the "Use of Proceeds" section of each Offering Memorandum, the Company would, as of December 31, 2001, have had a capitalization as set forth under the column heading entitled "As Adjusted" in the section of each Offering Memorandum entitled "Capitalization".

            (g) The Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Securities are to be issued and the Registration Rights Agreement.

            (h) The Underlying Securities issuable upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

            (i) Each of the Indenture and the Registration Rights Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity, and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited under applicable law.



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

            (j) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture, the Registration Rights Agreement and the Securities will not contravene any provision of applicable law or the certificate of incorporation or by-laws of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indenture, the Registration Rights Agreement or the Securities, except such as may be required by (i) the securities or Blue Sky laws of the various states and applicable listing criteria of the National Association of Securities Dealers, Inc. ("NASD") for its PORTAL trading market ("PORTAL") in connection with the offer and sale of the Securities and (ii) Federal and state securities laws and the applicable listing requirements of NASD for its Nasdaq National Market with respect to the Company's obligations under the Registration Rights Agreement.

            (k) The audited financial statements and related notes thereto of the Company incorporated by reference in each Offering Memorandum present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of operations and cash flows of the Company and its subsidiaries for the periods specified; such financial statements have been prepared in conformity with generally accepted account principles ("GAAP") applied on a consistent basis during the periods involved.

            (l) Other than as disclosed in either Offering Memorandum, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the business, properties, management, financial condition, shareholders equity or results of operation of the Company and its subsidiaries, taken as a whole, from the earlier of December 31, 2001 and the respective dates as of which information is given in each Offering Memorandum provided to prospective purchasers of the Securities.

            (m) There are no legal or governmental proceedings pending as to which the Company or any of its subsidiaries has, indirectly or directly, been served or otherwise received notice as of the date hereof or, to the Company's reasonable best knowledge, otherwise pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than proceedings accurately described in all material respects in each

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      Offering Memorandum and proceedings that would not have a Material Adverse
      Effect or would not materially affect the power or ability of the Company to perform its obligations under this Agreement, the Indenture, the Registration Rights Agreement or the Securities or to consummate the transactions contemplated by the Final Memorandum.

            (n) Except as described or incorporated by reference in each Offering Memorandum, the Company and each subsidiary owns or possesses, or have no reason to believe they cannot acquire on reasonable terms, such licenses or other rights to use all material patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, know-how, franchises, and other material intangible property and assets (collectively, "INTELLECTUAL PROPERTY") necessary to the conduct of their businesses as described or incorporated by reference in each Offering Memorandum, except where the failure to own, possess or have the ability to acquire such licenses or other rights would not, individually or in the aggregate, be expected to have a Material Adverse Effect; and the Company has not received any written notice of infringement or of conflict with rights or claims of others with respect to any material Intellectual Property that, if determined adversely to the Company, would, individually or in the aggregate have a Material Adverse Effect;

            (o) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), which are applicable to their businesses, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect.

            (p) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect.

            (q) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as

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      described in the Final Memorandum will not be, required to register as an
      "investment company" as such term are defined in the Investment Company Act of 1940, as amended.

            (r) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an "AFFILIATE") of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

            (s) None of the Company, its Affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities and the Company and its Affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S.

            (t) It is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchaser in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

            (u) The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

      2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the Initial Purchaser, and the Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, to purchase from the Company the Firm Securities at a purchase price of 100% of the principal amount thereof (the "PURCHASE PRICE") plus accrued interest, if any, to the Closing Date.

      On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Initial Purchaser the Additional Securities, and the Initial Purchaser shall have the right to purchase, up to $18,750,000 principal amount of Additional Securities at the Purchase Price plus accrued interest, if any, to the date of payment and delivery. The Initial Purchaser may exercise this right in whole or from time to time in part by giving written notice of each election to exercise this option not later than 30 days after the date of this Agreement. Any exercise notice shall specify the principal amount of Additional Securities to be purchased by the

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Initial Purchaser and the date on which such Additional Securities are to be purchased. Each purchase date must be at least two business day after the written notice is given and may not be earlier than the Closing Date for the Firm Securities nor later than ten business days after the date of such notice. On each day, if any, that Additional Securities are to be purchased (an "OPTION CLOSING DATE"), the Initial Purchaser agrees to purchase the principal amount of Additional Securities specified in such notice.

The Company hereby agrees that, without the prior written consent of the Initial Purchaser, it will not, during the period ending 90 days after the date of the Final Memorandum, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or file or cause to be declared effective (other than pursuant to contractual obligations existing as of the date hereof) a registration statement under the Securities Act relating to the offer and sale of any shares of Securities, Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock or other rights to purchase Common Stock or any other securities of the Company that are substantially similar to the Securities or Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the sale of the Securities under this Agreement or the issuance of the Underlying Securities upon conversion of the Securities, (B) the issuance by the Company of any shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (C) the amendment or supplementation of existing registration statements and the filing of a shelf registration statement covering the Securities and the Underlying, Securities or the filing of a registration statement on Form S-8 under the Securities Act, (D) the grant of options to acquire common stock employees, consultants and directors of the Company under stock option and stock purchase plans in effect and existing on the date hereof, or (E) the issuance of common stock and options to acquire common stock in connection with acquisitions of companies, businesses or select assets of companies for a consideration not exceed $100,000,000 for all such acquisitions in the aggregate, provided that any such common stock or options issued in connection with such an acquisition (other than a stock-for-stock acquisition of a corporation whose common stock is publicly traded on a nationally recognized exchange) may not be resold pursuant to registration statement filed prior to the end of the period ending 90 days after the date of the Final Memorandum.

      3. Terms of Offering. The Initial Purchaser has advised the Company that the Initial Purchaser will make an offering of the Securities purchased by the Initial Purchaser hereunder on the terms to be set forth in the Final Memorandum,

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as soon as practicable after this Agreement is entered into as in the judgment of the Initial Purchaser is advisable.

      4. Payment and Delivery. Payment for the Firm Securities shall be made to the Company in Federal or other funds immediately available against delivery of such Firm Securities for the account of the Initial Purchaser at 10:00 a.m., New York City time, on April 5, 2002, or at such other time on the same or such other date, not later than April 10, 2002, as shall be designated in writing by the Company and the Initial Purchaser. The time and date of such payment are hereinafter referred to as the "CLOSING DATE."

      Payment for any Additional Securities shall be made to the Company in Federal or other funds immediately available in against delivery of such Additional Securities for the account of the Initial Purchaser at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than May 8, 2002, as shall be designated in writing by the Company and the Initial Purchaser.

      The Securities shall be in definitive form or global form, as specified by the Initial Purchaser, and registered in such names and in such denominations as the Initial Purchaser shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Securities shall be delivered to the Initial Purchaser on the Closing Date or an Option Closing Date, as the case may be, for the account of the Initial Purchaser, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchaser duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery.

      5. Conditions to the Initial Purchaser's Obligations. The obligation of the Initial Purchaser to purchase and pay for the Firm Securities on the Closing Date is subject to the following conditions:

            (a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date (or such other date as specified below):

                  (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the Company's securities or in the rating outlook for the Company by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

                  (ii) since December 31, 2001, there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings,

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            business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Preliminary Memorandum provided to prospective purchasers of the Securities that, in the judgment of the Initial Purchaser, is material and adverse and that makes it, in the judgment of the Initial Purchaser, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum.

            (b) The Initial Purchaser shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

            The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

            (c) The Initial Purchaser shall have received on the Closing Date an opinion of Cooley Godward LLP, outside counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit A. Such opinion shall be rendered to the Initial Purchaser at the request of the Company and shall so state therein.

            (d) The Initial Purchaser shall have received on the Closing Date an opinion of Davis Polk & Wardwell, counsel for the Initial Purchaser, dated the Closing Date, to the effect set forth in Exhibit B.

            (e) The Initial Purchaser shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchaser, from Arthur Andersen LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into each Offering Memorandum; provided that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

            (f) The "lock-up" agreements, each substantially in the form of Exhibit C hereto, between the Initial Purchaser and certain officers and directors of the Company relating to sales and certain other dispositions of shares of common stock or certain other securities, delivered to the Initial Purchaser on or before the date hereof, shall be in full force and effect on the Closing Date.

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      The obligation of the Initial Purchaser to purchase Additional Securities hereunder is subject to the delivery to the Initial Purchaser on the applicable Option Closing Date of such documents as the Initial Purchaser may reasonably request with respect to the good standing of the Company, the due authorization, execution and authentication and issuance of the Additional Securities to be sold on such Option Closing Date and other matters related to the execution and authentication and issuance of such Additional Securities.

      6. Covenants of the Company. In further consideration of the agreements of the Initial Purchaser contained in this Agreement, the Company covenants with the Initial Purchaser as follows:

            (a) To furnish to the Initial Purchaser in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in
      Section 6(c), as many copies of the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as the Initial Purchaser may reasonably request.

            (b) Before amending or supplementing either Offering Memorandum, to furnish to the Initial Purchaser a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which the Initial Purchaser reasonably objects.

            (c) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchaser, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum so that it does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchaser, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchaser, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

            (d) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchaser shall reasonably request, provided that the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process or taxation in any such jurisdiction.

            (e) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company's counsel and the Company's accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of each Offering Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchaser, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchaser, including any transfer or other taxes payable thereon,
      (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading in PORTAL or any appropriate market system,
      (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Securities, (viii) the costs and expenses of the Company relating to investor presentations on any "road show" undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, (ix) the document production charges and expenses associated with printing this Agreement and (x) all other cost and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 10, the Initial Purchaser will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

            (f) Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

            (g) Not to solicit any offer to buy or offer or sell the Securities or the Underlying Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

            (h) While any of the Securities or the Underlying Securities remain "restricted securities" within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

            (i) If requested by the Initial Purchaser, to use commercially reasonable efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market.

            (j) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchaser) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Company and its Affiliates and each person acting on its or their behalf (other than the Initial Purchaser) will comply with the offering restrictions requirement of Regulation S.

            (k) During the period of two years after the Closing Date or any Option Closing Date, if later, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities or the Underlying Securities which constitute "restricted securities" under Rule 144 that have been reacquired by any of them.

            (l) Not to take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

      7. Offering of Securities; Restrictions on Transfer. (a) The Initial Purchaser represents and warrants that it is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a "QIB"). The Initial Purchaser agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be (A) in the case of offers inside the United States, QIBs and (B) in the case of offers outside the United States, to persons other than U.S. persons ("FOREIGN PURCHASERS," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the caption "Transfer Restrictions."

            (b) The Initial Purchaser represents, warrants and agrees with respect to offers and sales outside the United States that:

                  (i) it understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities, or possession or distribution of either Offering Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

                  (ii) the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or Regulation S under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;

                  (iii) it has offered the Securities and will offer and sell the Securities (A) as part of their distribution at any time and (B) otherwise until one year after the later of the commencement of the offering and the Closing Date (or any Option Closing Date, if later), only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 7(a); accordingly, neither the Initial Purchaser, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and the Initial Purchaser, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

                  (iv) it (A) has not offered or sold and, prior to the date six months after the Closing Date, will not offer or sell any Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (B) has complied and will comply with all applicable provisions of the Financial Services and

            Markets Act 2000 (the "FSMA") with respect of anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom, and (C) will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the Securities in circumstances in which section 21(1) of the FSMA does not apply to the Company;

                  (v) It agrees that, at or prior to confirmation of sales of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect;

                  "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until one year after the later of the commencement of the offering and the final closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S."

Terms used in this Section 7(b) have the meanings given to them by Regulation S.

      8. Indemnity and Contribution. 3) The Company agrees to indemnify and hold harmless the Initial Purchaser, each person, if any, who controls the Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in either Offering Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use therein. For purposes of this Section 8(a), the parties hereto agree that the only information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser for use in either Offering Memorandum are the following portions of each Offering Memorandum: (i) the fourth sentence of the fourth to last paragraph of the section titled "Plan of Distribution" and (ii) the second to last paragraph of the section titled "Plan of Distribution".

            (b) Initial Purchaser agrees to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Initial Purchaser, but only with reference to information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use in either Offering Memorandum or any amendments or supplements thereto. For purposes of this Section 8(b), the parties hereto agree that the only information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser for use in either Offering Memorandum are the following portions of each Offering Memorandum: (i) the fourth sentence of the fourth to last paragraph of the section titled "Plan of Distribution" and (ii) the second to last paragraph of the section titled "Plan of Distribution".

            (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the "INDEMNIFIED PARTY") shall promptly notify the person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by UBS Warburg LLC, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to
      Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

            (d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand from the offering of the Securities or
      (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Initial Purchaser on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchaser, in each case as set forth in the Final Memorandum, bear to the aggregate offering price of the Securities. The relative fault of the Company on the one hand and of the

      Initial Purchaser on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

            (e) The Company and the Initial Purchaser agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in
      Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in
      Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities
      Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this
      Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

            (f)   The indemnity and contribution provisions contained in this
      Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Initial Purchaser, any person controlling the Initial Purchaser or any affiliate of the Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

      9. Termination. The Initial Purchaser may terminate this Agreement by notice given to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade or other relevant exchanges, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States or other relevant jurisdiction shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or
(v) there shall have occurred an outbreak or escalation of hostilities or acts of terrorism involving the United States or the declaration by the United States of a national emergency or war, or any change in financial markets, or any calamity or crisis that, in the judgment of the Initial Purchaser, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the judgment of the Initial Purchaser, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Final Memorandum.

      10. Effectiveness. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

      If this Agreement shall be terminated by the Initial Purchaser, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Initial Purchaser for all out-of-pocket expenses (including the fees and disbursements of its counsel) reasonably incurred by the Initial Purchaser in connection with this Agreement or the offering contemplated hereunder.

      11. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

      12. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

      13. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.


                                         Very truly yours,

                                         DOCUMENTUM, INC.


                                         By:  /s/   Bob L. Corey
                                            ------------------------------------
                                             Name:  Bob L. Corey
                                             Title: Executive Vice President and
                                                    Chief Financial Officer

Accepted as of the date hereof

UBS WARBURG LLC



By:   /s/  Tony Trousset
   -----------------------------------
    Name:  Tony Trousset
    Title: Executive Director